Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact: Nicole Arena Double Forte 415.848.8103 narena@double-forte.com	Investor Contact: Susie Phillips Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS

EMERYVILLE, Calif. - February 14, 2008- Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced results for the fourth quarter ended December 30, 2007, which included 13 weeks.

In this release, the Company:

•	Reports net revenue of $70.9 million, an increase of 17.7% versus last year;

•	Reports fourth quarter diluted earnings per share of $0.23, versus diluted earnings per share of $0.16 for the fourth quarter of 2006; and

•
Reports full year 2007 diluted earnings per share of $0.59, which includes $1.4 million (or $.06 per share) in pre-tax expense related to the stock option review and related lawsuits. On a non-GAAP basis, excluding the after-tax effect cost of the stock option related expenses, the Company’s full year earnings would have been $0.66 per diluted share.

Financial Results

For the quarter ended December 30, 2007, net revenue increased 17.7% to $70.9 million from $60.2 million in the corresponding period of fiscal 2006. For the fiscal year 2007, net revenue increased 18.5% to $249.4 million from $210.5 million in the prior year.

Net income for the quarter was $3.3 million, or $0.23 per diluted share, which includes expense of $0.1 million before tax ($0.01 per diluted share after tax) for professional fees incurred for our stock option related lawsuit.

Net income for the 52 weeks ended December 30, 2007 was $8.4 million or $0.59 per diluted share versus reported earnings of $0.55 per diluted share for last year. On a non-GAAP basis, excluding professional fees incurred in connection with the stock option review and subsequent lawsuit in both years, the Company’s earnings per diluted share would have been $0.66 per diluted share in 2007 and $0.63 in 2006.

“We made great progress expanding our fresh, roast-to-order coffee into the eastern U.S. grocery channel this quarter,” said Patrick O’Dea, president and CEO of Peet's Coffee & Tea. “This strong grocery growth coupled with purchasing savings and improved operating efficiencies enabled us to deliver the mid-point of our earnings guidance.”

2007 Fourth Quarter Financial Summary

Retail revenue increased 17.3% to $47.0 million for the quarter ended December 30, 2007 from $40.0 million for the corresponding period of fiscal 2006. The increase was primarily attributable to new retail stores opened in the last 12 months and secondarily to growth in existing stores. The Company opened seven stores in the quarter and ended the year with 166 retail locations.

Specialty sales revenue increased 18.7% to $24.0 million, compared to $20.2 million last year. Within specialty sales, the grocery business grew 25.1% over last year, driven by new distribution and continued growth in our mature West Coast markets. The foodservice and office business grew 20.7% and the home delivery business grew 6.0% during the quarter compared to the same period last year.

Cost of sales as a percentage of net revenue decreased to 47.5% from 48.1% for the corresponding quarter last year. Cost of sales was favorably impacted by year over year procurement and waste savings offset partially by higher milk and green coffee costs and costs related to our new roasting facility.

Operating expenses as a percentage of net revenue increased to 32.5% from 32.3% for the corresponding quarter last year. The increase was due to new stores opened in the last year largely offset by leverage of the retail overhead expenses.

Depreciation and amortization expenses increased to $3.0 million from $2.3 million for the corresponding quarter last year. The increase was primarily due to the opening of 30 new retail stores in the last 12 months.

General and administrative expenses decreased to $6.5 million from $6.6 million for the same period last year. The decrease was due to spending on the Company’s stock option investigation and lawsuit which was $1.8 million in the fourth quarter of 2006 and only $0.1 million in 2007. Excluding this expense in both years, general and administrative expense increased $1.5 million due to higher headcount driven costs and marketing expense for the expansion of our grocery business to the East Coast.

The Company ended the quarter with cash and cash equivalents plus investments of $31.1 million.

Peet’s Coffee & Tea, Inc. Q4 2007 Conference Call

The Company will discuss its fourth quarter and full year 2007 financial results via conference call on Thursday, February 14, 2008 beginning at 2 p.m. PT/5 p.m. ET, which can be accessed by calling 1-877-675-4756, using access code 2314971. The call will be simultaneously webcast on Peet’s Web site at www.peets.com.

A replay of the teleconference will be available at 5:00 p.m. PT/8:00 p.m. ET through 8:59 p.m. PT/11:59 p.m. ET on Friday, Feb. 22, 2008, at 1-888-203-1112 or 1-719-457-0820, using access code 2314971. It will also be archived at http://investor.peets.com/medialist.cfm through Feb. 14, 2009, at 8:59 p.m. PT/11:59 p.m. ET.

About Peet’s Coffee & Tea, Inc.
Peet's Coffee & Tea, Inc., (PEET), is the premier specialty coffee and tea company in the United States. Peet's buys the highest quality beans in the world, artisan roasts every bean by hand to order, and delivers all of its coffee quickly for superior freshness no matter where it is sold. Founded in 1966 in Berkeley, Calif. by Alfred Peet, who is widely recognized as the grandfather of specialty coffee in the U.S., Peet's has a rapidly growing, passionate customer following that seeks out Peet's coffees wherever they go. Peet's is committed to strategically growing its business through many channels without compromising the extraordinary quality of its coffee. For more information about Peet's Coffee & Tea, Inc. visit www.peets.com.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management, including financial and operational information, the Company’s stock price volatility, and current competitive conditions.  As a result, these statements are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, the Company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the impact of the Company’s stock price volatility on the valuation of stock-based compensation under SFAS 123(R); the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006.  These factors may not be exhaustive.  The Company operates in a continually changing business environment, and new risks emerge from time to time.  Any forward-looking statements speak only as of the date of this press release.

PEET’S COFFEE & TEA, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended		Fifty-two weeks ended
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006

Retail stores	$46,956	$40,046	$168,392	$141,377
Specialty sales	23,957	20,178	80,997	69,116
Net revenue	70,913	60,224	249,389	210,493

Cost of sales and related occupancy expenses	33,683	28,939	118,389	98,928
Operating expenses	23,028	19,443	85,800	72,272
General and administrative expenses	6,454	6,628	22,682	20,634
Depreciation and amortization expenses	2,977	2,317	10,912	8,609
Total costs and expenses from operations	66,142	57,327	237,783	200,443

Income from operations	4,771	2,897	11,606	10,050

Interest income	274	488	1,446	2,456

Income before income taxes	5,045	3,385	13,052	12,506

Income tax provision	1,722	1,207	4,675	4,690

Net income	$3,323	$2,178	$8,377	$7,816

Net income per share:
Basic	$0.24	$0.16	$0.61	$0.57
Diluted	$0.23	$0.16	$0.59	$0.55

Shares used in calculation of net income per share:
Basic	13,904	13,494	13,724	13,733
Diluted	14,310	13,931	14,120	14,202

See notes to consolidated financial statements.

PEET’S COFFEE & TEA, INC.

CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	December 30,	December 31,
	2007	2006

ASSETS

Current assets
Cash and cash equivalents	$15,312	$7,692
Short-term marketable securities	7,932	19,511
Accounts receivable, net	8,287	6,838
Inventories	24,483	19,533
Deferred income taxes - current	2,950	1,888
Prepaid expenses and other	4,285	3,852
Total current assets	63,249	59,314

Long-term marketable securities	7,831	5,989
Property and equipment, net	99,231	82,447
Deferred income taxes - non current	3,353	1,315
Other assets, net	3,883	3,940

Total assets	$177,547	$153,005

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and other accrued liabilities	$10,104	$11,046
Accrued compensation and benefits	8,909	6,389
Deferred revenue	5,856	4,625
Total current liabilities	24,869	22,060

Deferred lease credits and other long-term liabilities	5,425	3,506
Total liabilities	30,294	25,566

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares;
issued and outstanding:13,932,000 and 13,516,000 shares	104,616	93,246
Accumulated other comprehensive income (loss), net of tax	52	(15)
Retained earnings	42,585	34,208

Total shareholders' equity	147,253	127,439

Total liabilities and shareholders' equity	$177,547	$153,005

See notes to consolidated financial statements.

Stock-based Compensation Expense

The following table illustrates the details of stock-based compensation recognized under SFAS 123R reported in the consolidated statements of income (unaudited, in thousands, except per share amounts).

	Thirteen weeks ended		Fifty-two weeks ended
	Dec 30, 2007	Dec 31, 2006	Dec 30, 2007	Dec 31, 2006
Cost of sales and related occupancy expenses	$60	$48	$234	$466
Operating expenses	259	190	984	1,292
General and administrative expenses	377	428	1,594	2,264
Total	696	666	2,812	4,022
Tax impact	(284)	(271)	(1,146)	(1,639)
Stock-based compensation, net of tax	$412	$395	$1,666	$2,383

Impact on diluted net income per share	$0.03	$0.03	$0.12	$0.17

Presentation of Non-GAAP Financial Measures

The following table reconciles non-GAAP net income per share and net income, excluding the after tax costs associated with the Company’s stock option review and restatement, to GAAP net income per share and net income. The Company is presenting these non-GAAP financial measures to illustrate the effect on net income and net income per share if the Company had not incurred the costs of the review of its stock option granting practices. The Company uses such non-GAAP financial measures to analyze and compare the performance of its core business. Non-GAAP financial information is not prepared under a comprehensive set of accounting rules and should be considered supplemental to, and not a substitute for or superior to, financial measures calculated in accordance with GAAP (unaudited, in thousands, except per share amounts).

	Thirteen weeks ended		Fifty-two weeks ended
	Dec 30, 2007	Dec 31, 2006	Dec 30, 2007	Dec 31, 2006

Net income as reported	$3,323	$2,178	$8,377	$7,816
Stock option review professional fees	135	1,762	1,362	1,762
Income tax benefit	(46)	(628)	(488)	(661)
Net income, excluding fees	$3,412	$3,312	$9,251	$8,917

After tax impact of review professional fees	$89	$1,134	$874	$1,101

Diluted net income per share:
Net income, as reported	$0.23	$0.16	$0.59	$0.55
Stock option review professional fees	0.01	0.13	0.10	0.12
Income tax benefit	-	(0.05)	(0.03)	(0.05)
Diluted net income, excluding fees*	$0.24	$0.24	$0.66	$0.63

After tax impact of review professional fees*	$0.01	$0.08	$0.06	$0.08

* per share data may not sum due to rounding